Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Aptorum Group Limited’s Form S-4 of our report dated October 6, 2025, with respect to the financial statements of DiamiR Biosciences Corp. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

January 21, 2026